                                                                           LAW OFFICES OF

                                             WARREN J. SOLOSKI

                                                                               A PROFESSIONAL CORPORATION

                                                                           11300 WEST OLYMPIC BLVD., SUITE 800

                                                                                LOS ANGELES, CALIFORNIA 90084                                                        TELECOPIER

                                                                                                    (310) 477-9742                                                                               (310) 473-1470

January 27, 2004

U.S. Securities and Exchange Commission

450 Fifth Avenue, N.W.

Washington, D.C.  20549

Re:       Registration Statement on Form SB-2 Under the Securities Act of  1933 (the "Registration

            Statement"), of AER Ventures, Inc., a Nevada corporation (the "Company"

Gentlemen:

I have acted as special counsel for the Company for the limited purpose of rendering this opinion in connection with the registration (pursuant to the Registration Statement) of 2,248,000 shares (the "Shares") of the common stock, par value $0.001 per share, of the Company.  I was not engage to prepare or review, and I have not prepared or reviewed, any portion of the Registration Statement.  I express no opinion as to the accuracy or adequacy of the disclosure contained in the Registration Statement, and I hereby disclaim any responsibility for the content of the Registration Statement.

In my capacity as special counsel to the Company, I have examined originals, or copies certified or otherwise identified to my satisfaction, of the following documents:

            1.          Certificate of Incorporation of the Company, as amended to date;

            2.          Bylaws of the Company, as amended to date;

            3.          The records of corporate proceedings relating to the issuance of the Shares; and

           4.           Such other instruments and documents as I have believed necessary for the purpose of rendering the following opinion.

In such examinations, I have assumed the authenticity and completeness of all documents, certificates and records submitted to me as originals, the conformity to the original instruments of all documents, certificates and records submitted to me as copies, and the authenticity and completeness of the originals of such instruments.  As to certain matters of fact relating to this opinion, I have relied on the accuracy and truthfulness of certificates of officers of the Company and on certificates of public officials, and have made such investigations of law as I have believed necessary and relevant.

Based on the foregoing, and having due regard for such legal considerations as I believe relevant, I am of the opinion that, under applicable law of the State of Nevada (including statutory, regulatory and case law), the Shares were duly authorized by all necessary corporate action on the part of the Company, and, when sold after the effectiveness of the Registration Statement, will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion with the U.S. Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

Warren J. Soloski, APC

/s/ Warren J. Soloski

Warren J. Soloski, President

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